UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G
(Rule 13d-102)

(Amendment No. 1)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Charah Solutions, Inc.
(Name of Issuer)

Common Stock, $0.01 par value
(Title of Class of Securities)

15957P105
(CUSIP Number)

December 31, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]   Rule 13d-1(b)
 [   ]   Rule 13d-1(c)
[   ]   Rule 13d-1(d)

CUSIP No. 15957P105

1		NAME OF REPORTING PERSONS North Run Capital, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,137,500**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,137,500**
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,137,500**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.4%**
12		TYPE OF REPORTING PERSON* IA, PN

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

CUSIP No. 15957P105

1		NAME OF REPORTING PERSONS North Run Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,137,500**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,137,500**
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,137,500**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.4%**
12		TYPE OF REPORTING PERSON* HC, OO

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

CUSIP No. 15957P105

1		NAME OF REPORTING PERSONS Todd B. Hammer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,137,500**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,137,500**
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,137,500**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.4%**
12		TYPE OF REPORTING PERSON* HC, IN

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

CUSIP No. 15957P105

1		NAME OF REPORTING PERSONS Thomas B. Ellis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,137,500**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,137,500**
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,137,500**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.4%**
12		TYPE OF REPORTING PERSON* HC, IN

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

AMENDMENT NO. 1 TO SCHEDULE 13G

This Amendment No. 1 to Schedule 13G (this “Amendment”) is being filed on behalf of North Run Capital, LP, a Delaware limited partnership (the “Investment Manager”), North Run Advisors, LLC, a Delaware limited liability company (“North Run”), Todd B. Hammer and Thomas B. Ellis (collectively, the “Reporting Persons”).  Todd B. Hammer and Thomas B. Ellis are the principals and sole members of North Run.  North Run is the general partner of the Investment Manager.  The Investment Manager is the investment manager of certain private pooled investment vehicles (collectively, the “Funds”).  This Amendment relates to shares of Common Stock, $0.01 par value (the “Common Stock”), of Charah Solutions, Inc., a Delaware corporation (the “Issuer”), held by the Funds.
Item 1(a)            Name of Issuer.
Charah Solutions, Inc.
Item 1(b)	Address of Issuer’s Principal Executive Offices.
12601 Plantside Drive
Louisville, KY 40299

Item 2(a)            Name of Person Filing.

(1) North Run Capital, LP
(2) North Run Advisors, LLC
(3) Todd B. Hammer
(4) Thomas B. Ellis

Item 2(b)            Address of Principal Business Office, or, if none, Residence.

For all Filers:
62 Walnut Street
Wellesley, MA 02481

Item 2(c)             Citizenship or Place of Organization.

(1) North Run Capital, LP is a Delaware limited partnership.
(2) North Run Advisors, LLC is a Delaware limited liability company.
(3) Todd B. Hammer is a U.S. citizen.
(4) Thomas B. Ellis is a U.S. citizen.

Item 2(d)            Title of Class of Securities.

Common Stock, $0.001 par value.

Item 2(e)            CUSIP Number.

15957P105

Item 3                  Reporting Person.

If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) [ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) [ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) [X]	An investment advisor in accordance with §240.13d-1(b)(1)(ii)(E).
(f) [ ]	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).
(g) [X]	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).
(h) [ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
(i) [ ]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
(j) [ ]	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
Item 4                  Ownership.

(a)	The Investment Manager, North Run, Todd B. Hammer and Thomas B. Ellis may be deemed the beneficial owners of 2,137,500 shares of Common Stock.
(b)
The Investment Manager, North Run, Todd B. Hammer and Thomas B. Ellis may be deemed the beneficial owners of 6.4% of the outstanding shares of Common Stock.  This percentage was determined by dividing 2,137,500 by 33,407,806, which is the number of shares of Common Stock outstanding as of November 1, 2021, according to the Issuer’s Form 10-Q filed on November 10, 2021 with the Securities and Exchange Commission.

(c)	The Investment Manager, Todd B. Hammer and Thomas B. Ellis have the shared power to vote and dispose of the 2,137,500 shares of Common Stock beneficially owned.

Item 5                  Ownership of Five Percent or Less of a Class.

Inapplicable

Item 6                  Ownership of More Than Five Percent on Behalf of Another Person.

Inapplicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.

Inapplicable

Item 8                 Identification and Classification of Members of the Group.

Inapplicable

Item 9                  Notice of Dissolution of Group.

Inapplicable

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2022
NORTH RUN CAPITAL, LP

By:    North Run Advisors, LLC
its general partner

By:          /s/ Thomas B. Ellis*
Name:  Thomas B. Ellis
Title:  Member
and

By:          /s/ Todd B. Hammer*
Name:  Todd B. Hammer
Title:  Member

NORTH RUN ADVISORS, LLC

By:              /s/ Thomas B. Ellis*
Name:  Thomas B. Ellis
Title:  Member
and

By:              /s/ Todd B. Hammer*
Name: Todd B. Hammer
Title:  Member

/s/ Thomas B. Ellis*
Thomas B. Ellis

/s/ Todd B. Hammer*
Todd B. Hammer

* By   /s/ MICHAEL FISHER_
Michael Fisher, Attorney-in-Fact
         Pursuant to Powers of Attorney filed as exhibits hereto